SCHEDULE 13G

              Under the Securities Exchange Act of 1934
                     (Amendment No. ------------)



                     General Growth Properties

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                         (Name of Issuer)



                               Common
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                     (Title of Class of Securities)



                              370021107
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                              (CUSIP Number)


Check the following box if a fee is being paid with this statement /_/. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other previsions of the Act (however, see the Notes)

Item 1(a) 	NAME OF ISSUER
	General Growth Properties
Item 1(b)	ADDRESS OF ISSUERS PRINCIPAL EXECUTIVE OFFICES

	General Growth Properties
	110 N. Wacker Drive
	Suite 3100
	Chicago, IL 60606
Item 2(a)	NAME OF PERSON FILING
	Davis Selected Advisers, L.P. for
	Davis New York Venture Fund
	Davis Real Estate Fund
	Davis Variable Real Estate Portfolio

	Jicarrilla Apache Tribe
	Mt. Sinai
	SunAmerica Venture Value
	SicavDavis Real Estate
	SicavDavis Value Fund
	SunAnerica Style Select
	SunAmerica Large Cap Value
	SunAmerica Real Estate
	Temple
	Via Metropolitan
	New England Zenith
	Dean Witter Wrap
Item 2(b)	ADDRESS OF PRINCIPAL BUSINESS OFFICE

	2949 East Elvira Road, Suite 101
	Tucson, Arizona 85706
Item 2(c)	CITIZENSHIP
	Colorado Limited Partnership
Item 2(d)	TITLE OF CLASS OF SECURITIES
	Common
Item 2(e)	CUSIP NUMBER
	370021107
Item 3	FIELD PURSUANT TO RULE 13d-1(b)

	(e) [X] Investment Adviser registered under Section 203 of the
Investment
	 Advisers Act of 1940
Item 4 	OWNERSHIP
	(a) Amount beneficially owned		2,959,005	shares
	Davis New York Venture Fund				2,313,100
	Davis Real Estate Fund					109,800
	Davis Variable Real Estate Portfolio		1,700
	Jicarrilla Apache Tribe					6,500
	Mt. Sinai							3,500
	SunAmerica Venture Value				333,000
	SicavDavis Real Estate					2,100
	SicavDavis Value Fund					46,400
	SunAnerica Style Select					5,800
	SunAmerica Large Cap Value				3,300
	SunAmerica Real Estate					25,800
	Temple							400
	Via Metropolitan						1,400
	New England Zenith					98,300
	Dean Witter Wrap						7,905
	(b) Percent of class				5.92%
	Davis New York Venture Fund				4.43%
	Davis Real Estate Fund					0.21%
	Davis Variable Real Estate Portfolio		0.00%
	Jicarrilla Apache Tribe					0.01%
	Mt. Sinai							0.01%
	SunAmerica Venture Value				0.64%
	SicavDavis Real Estate					0.00%
	SicavDavis Value Fund					0.09%
	SunAnerica Style Select					0.01%
	SunAmerica Large Cap Value				0.01%
	SunAmerica Real Estate					0.05%
	Temple							0.00%
	Via Metropolitan						0.00%
	New England Zenith					0.19%
	Dean Witter Wrap						0.27%
	(c) Number of shares as to which such person has:

	(i)   sole power to vote or to direct the vote

		Davis Selected Advisers,L.P.      2,959,005

	(ii)  shared power to vote to direct the vote

		N/A
	(iii) sole power to dispose or to direct  the disposition of

	       Davis Selected Advisers, L.P.	    2,959,005

	(iv) shared power to dispose or to direct the disposition of

	       	N/A

Item 5	Not applicable

Item 6	Not applicable

Item 7	Not applicable

Item 8 	Not applicable

Item 9	Not applicable

Item 10	CERTIFICATION

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer or such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.


After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

	SIGNATURE	/s/ Anthony Frazia

	PRINT	Anthony Frazia, Chief Compliance Officer

	DATE	February 14, 2001